                                                                 EXHIBIT 3.1.7

                           CERTIFICATE OF AMENDMENT
                          TO THE RESTATED CERTIFICATE
                               OF INCORPORATION
                                      OF
                            PNY TECHNOLOGIES, INC.

          PNY TECHNOLOGIES, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation") does hereby certify:

     FIRST:  The name of the Corporation is PNY TECHNOLOGIES, Inc.
     -----

     SECOND: The Board of Directors of the Corporation, acting by unanimous
     ------
written consent pursuant to Section 141(f) of the General Corporation Law of the State of Delaware, did duly consent to, approve and adopt the following resolution:

     RESOLVED; that the Board of Directors hereby finds it to be advisable and in the best interests of the Corporation that the Restated Certificate of Incorporation be amended in the following manner; in its entirety to read as follows:

     Section 3.2(a) of Article FOURTH of the Restated Certificate of Incorporation is hereby amended in its entirety to read as follows:

     3.2  Dividends.  (a)(i) The holders of shares of Series A Preferred Stock
          ---------
shall be entitled to receive when, as and if declared by the Board of Directors out of funds legally available therefor, cumulative dividends payable in cash for all periods during which Series A Preferred Stock is outstanding, commencing as of January 1, 1998 and ending at such time as all the Corporation's Series B Cumulative Redeemable Preferred Stock, par value $.01 per share (the "Series B Preferred Stock"), is redeemed or otherwise ceases to be outstanding. Such dividends shall be payable semi-annually, on the same date on which dividends on the Series B Preferred Stock are paid (including upon redemption of the Series B Preferred Stock), at a rate per annum per share equal to 7.5% of the Preferred Amount Per Share. No such dividends shall accrue in respect of periods ending on or prior to December 31, 1997.

     Section 2 of the Certificate of Designations of the Series B Cumulative Redeemable Preferred Stock is hereby amended in its entirety to read as follows:

     Section 2.  Dividends and Distributions.
                 ---------------------------

     (A) Subject to the rights of the holders of any shares of any series of Preferred Stock (or any similar stock) ranking prior and superior to the Series B Preferred Stock with respect to dividends, the holders of shares of Series B Preferred Stock, in preference to the holders of Common Stock, par value $.01 per share (the "Common Stock"), of the Corporation, and of any other junior stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, semi-annual dividends payable in cash on the last business day of June and December in each year (each such date being referred to herein as a "Dividend Payment Date"), in an amount per share (rounded to the nearest cent) equal to 7.5% of the Series B Preferred Amount Per Share (as hereinafter defined); provided, however, that from and after the date upon which the Corporation receives proceeds from the initial underwritten public offering of shares of Common Stock or other equity securities issued by the Corporation pursuant to an effective registration under the Securities Act, the rate of dividends payable on the outstanding shares of Series B Preferred Stock shall equal 8% of the Series B Preferred Amount Per Share.

     (B) Dividends shall begin to accrue and be cumulative on outstanding shares of Series B Preferred Stock commencing as of January 1, 1998, and shall not accrue in respect of any period prior to such date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series C Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series B Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.

     (C) "Series B Preferred Amount Per Share" shall mean, with respect to each share of Series B Preferred Stock, $1,000,000.

          THIRD:  The stockholders of the Corporation, acting by written consent
          -----
pursuant to Section 228(a) of the General Corporation Law of the State of Delaware, did duly consent to, approve and adopt the aforesaid amendment to the Restated Certificate of Incorporation of the Corporation.

          FOURTH:  The aforesaid amendment has been duly adopted in accordance
          ------
with the provisions of Section 242, 141(f) and 228(a) of the General Corporation Law of the State of Delaware.

          IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed on its behalf by Gadi Cohen, its President, and attested by Heidi Stuto, its Secretary, this 8th day of August, 1997.

ATTEST:                                      PNY TECHNOLOGIES, INC.

/s/ HEIDI STUTO                              /s/ GADI COHEN
------------------------                     ------------------------
Heidi Stuto, Secretary                        Gadi Cohen, President






                                       3